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                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                            SIX MONTHS
                                               ENDED
                                           SEPTEMBER 30,   YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED
                                                2004       MARCH 31,   MARCH 31,   MARCH 31,   MARCH 31,   MARCH 31,
                                            (UNAUDITED)       2004        2003        2002        2001        2000
                                           -------------   ----------  ----------  ----------  ----------  ----------
Consolidated pretax income (loss) from
    continuing operations                     $ (6,676)     (16,944)      2,223      (2,948)     20,129      13,694

Net amortization of debt issuance expense        1,223        2,191       1,626       1,420       1,389       1,326

Interest expense                                15,634       31,984      27,048      28,553      31,653      32,637

Interest portion of rental expense                 721        1,442       1,501       1,579       1,766       1,885
                                              --------      -------      ------     -------      ------      ------

    Earnings                                  $ 10,902       18,673      32,398      28,604      54,937      49,542
                                              ========      =======      ======     =======      ======      ======

Interest expense                              $ 15,634       31,984      27,048      28,553      31,653      32,637

Net amortization of debt issuance expense        1,223        2,191       1,626       1,420       1,389       1,326

Interest portion of rental expense                 721        1,442       1,501       1,579       1,766       1,885
                                              --------      -------      ------     -------      ------      ------

    Fixed Charges                             $ 17,578       35,617      30,175      31,552      34,808      35,848
                                              ========      =======      ======     =======      ======      ======

    Ratio of Earnings to Fixed Charges             (a)          (a)        1.07x        (a)        1.58x      1.38x
                                              ========      =======      ======     =======      ======      ======

(a) The deficiency of earnings required to cover fixed charges for the six months ended September 30, 2004 and the fiscal years ended March 31, 2004 and 2002 was $6,676, $16,944 and $2,948, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense, and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                     SIX MONTHS       FISCAL YEAR ENDED
                        ENDED             MARCH 31,
                    SEPTEMBER 30,    --------------------
                        2004          2004         2002
                    -------------    ------       ------
Depreciation           $11,440       23,587       26,209
Amortization               228          675        4,175
Non-cash charges            70        3,753        4,723
                       -------       ------       ------
  Total                $11,738       28,015       35,107
                       =======       ======       ======

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